EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2004, relating to the financial statements, which appears in Wild Oats Markets, Inc.’s Annual Report on Form 10-K, which was subsequently amended by Form 10-K/A filed on March 18, 2004, for the year ended December 27, 2003.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Denver, Colorado

June 24, 2004